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                                                                      EXHIBIT 21


Private Media Group, Inc. Subsidiaries


Name of Subsidiary                         Place of Incorporation
------------------                         ----------------------

Cine Craft, Ltd.                           GIBRALTAR
Frasierside Holdings Ltd.                  CYPRUS
Milcap Media, Ltd.                         CYPRUS
Milcap Publishing Group AB                 SWEDEN
Milcap Publishing Group Italy Srl          ITALY
Milcap Media Group S.L.                    SPAIN
Peachtree Entertainment Distribution AB    SWEDEN
Private Benelux B.V.                       THE NETHERLANDS
Private France SAS                         FRANCE
Symbolic Productions S.L.                  SPAIN